Exhibit 14(b)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Trustees of Apollo Debt Solutions BDC:

We have audited the consolidated statements of assets and liabilities of Apollo Debt Solutions BDC and subsidiaries (the “Company”), including the consolidated schedule of investments, as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in net assets, cash flows, and the financial highlights for each of the two years in the period then ended, and the related notes (collectively referred to as the “financial statements”) and our report dated March 14, 2024, expressed an unqualified opinion on those financial statements. Our audits of the Company include the information as of December 31, 2023 and 2022, appearing under the caption “Senior Securities”. This information is the responsibility of the Company’s management. Information about the Company’s senior securities as of December 31, 2023 and 2022, appearing under the caption “Senior Securities” has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

New York, New York

March 14, 2024